                              LIST OF SUBSIDIARIES
                              --------------------

1.  VSUS Secured Services, Inc., a Delaware corporation, which has two subsidiaries:

       Safe Mail Development Ltd., a company organized under the laws of Israel;
       and

       Safe Mail International Ltd., a company organized under the laws of the
       British Virgin Islands

2.  First Info Network, Inc., a Delaware corporation